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                                                                   EXHIBIT 10.20






                                        November 8, 2004



Mr. Kenneth R. Audino
Littelfuse, Inc.
800 East Northwest Highway
Des Plaines, Illinois 60016

Dear Ken:

     You have advised us that it is your intention to retire from Littelfuse shortly after you reach age 62. You have also expressed a concern that, given the recent changes in Littelfuse management, you may not be allowed to remain an employee of Littelfuse until reaching age 62.

     You are considered a valuable member of the Littelfuse management team. Accordingly, in order to allay any concern you may have regarding your continued employment with Littelfuse, Littelfuse agrees that your employment will not be terminated by Littelfuse any sooner than March 1, 2006, unless you are "Terminated for Cause," as such term is defined in the Littelfuse, Inc. Supplemental Executive Retirement Plan. During this period, your salary will not be decreased and you will continue to be eligible for all of the benefits to which you would otherwise be entitled under the Littelfuse bonus, stock option, performance shares (but only if the three-year performance period with respect to a particular grant will expire prior to March 1, 2006), SERP, pension, 401(k), and medical plans. Additionally, your change in control agreement will remain in place.


                                     Very truly yours,


                                     LITTELFUSE, INC.



                                     By: /s/ Gordon Hunter
                                         ----------------------------
                                         Gordon Hunter, Chief Operating
                                         Officer